Exhibit 10.1

AMENDMENT NO. 3 TO AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDMENT NO. 3 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Amendment”) is entered into as of this 1st day of January, 2004, by and between Larry Thomas (“Executive”) and GUITAR CENTER, INC., a Delaware corporation (the “Company”).

Executive and the Company wish to amend that certain Amended and Restated Employment Agreement entered into between the two parties as of June 6, 2001, as amended by that certain Amendment to Amended and Restated Employment Agreement dated as of March 24, 2003, and as further amended by that certain Amendment No. 2 to Amended and Restated Employment Agreement dated as of July 1, 2003 (together, the “Prior Agreement”), to revise the base salary and bonus provisions therein.

In consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       The Prior Agreement is amended by amending Section 3(a) in its entirety to read as follows:

(a)                                  During the Employment Period, the Executive’s base salary shall be $650,000 per annum or such higher rate as the Board or the Compensation Committee of the Board (excluding the Executive if he should be a member of the Board at the time of such determination) may designate from time to time (the “Base Salary”), which salary shall be payable in such installments as is the policy of the Company with respect to its senior executive employees and shall be subject to Federal, state and local withholding and other payroll taxes. During the Employment Period, the Compensation Committee shall review Executive’s Base Salary and performance bonuses on at least an annual basis and consider in good faith industry practices for compensation for similarly-situated executives, it being understood that the ultimate amount and terms of any increase in compensation, if any, shall be within the discretion of the Compensation Committee or the Board, as the case may be.  In addition, during the Employment Period, the Executive shall be entitled to participate in all employee benefit plans and programs for which senior executives of the Company are generally eligible and the Executive shall be eligible to participate in all insurance plans available generally to all executives of the Company.

2.                                       The Prior Agreement is amended by amending Section 3(b) in its entirety to read as follows:

(b)                                 In addition to the Base Salary, for each fiscal year ending during the Employment Period, Executive shall be eligible to participate in and receive incentive compensation payments (the “Annual Bonus”) pursuant to the terms of the Employer’s Senior Executive Performance Bonus Plan (the “Performance Bonus Plan”) upon attainment of the performance goals specified thereunder by the Compensation Committee of the Board.  Upon full achievement of the performance goals, the Annual Bonus will be equal to 100% of Executive’s then-current Base Salary, but for less than full achievement of the performance goals, the Annual Bonus shall be a lesser amount in accordance with a specific formula determined by the Compensation Committee.  In addition, to the extent the performance goals are exceeded, the Annual Bonus shall exceed 100% of the Executive’s then-current Base Salary in accordance with a specific formula determined by the Compensation Committee.  In no event, however, shall the Annual Bonus for any fiscal year exceed 200% of the Executive’s then-current Base Salary payable with respect to such fiscal year.  The Annual Bonus shall be paid to Executive in a lump sum promptly following the end of the fiscal year with respect to which it is payable.  Notwithstanding the foregoing, Company and Executive understand and agree that the Annual Bonuses are intended to constitute “qualified performance-based compensation” satisfying the requirements of Treasury Regulations Sections 1.162-27(e)(2) through (e)(5), and that the material terms of the performance criteria under which amounts are to be paid pursuant to the Performance Bonus Plan, and the payment of any amounts under the Performance Bonus Plan, shall be subject to approval by the shareholders of the Company.

3.                                       The Prior Agreement is amended by amending the first sentence of Section 4(a) to read as follows:

(a)                                  In the event of a Qualifying Termination of Executive, the Executive shall be entitled to receive as severance, for the period beginning on the date of such termination and ending on the second anniversary of the date of termination, (i) the Base Salary for such severance period, (ii) an annual cash bonus to be paid on each annual anniversary of the date of termination during the severance period, in each case equal to 100% of the Base Salary, and (iii) continuation of the benefits under Section 3(e) above.

4.                                       The Prior Agreement is amended by amending the first sentence of Section 4(b) to read as follows:

(b)                                 In the event of a Qualifying Termination of Executive within two years following a Sale of the Company, the Executive shall be entitled to receive as severance, for the period beginning on the date of such termination and ending on the third anniversary of the date of termination, (i) the Base Salary for such severance period, (ii) an annual cash bonus to be paid on each annual anniversary of the date of termination during the severance period, in each case equal to 100% of the Base Salary, and (iii) continuation of the benefits under Section 3(e) above.

5.                                       The Prior Agreement is amended by amending Section 4(d) in its entirety to read as follows:

(d)                                 If the Employment Period is terminated for any reason other than a Qualifying Termination, the Executive shall be entitled to receive on the date of termination only the Base Salary and then only to the extent such amount has accrued through the date of termination.  If the Employment Period is terminated as a result of a Qualifying Termination, in addition to any severance payable to Executive pursuant to Sections 4(a) and (b) above, the Executive shall be entitled to receive on the date of termination (i) the Base Salary to the extent such amount has accrued through the date of termination and (ii) a cash bonus equal to 100% of the Base Salary pro-rated for any partial year ending on the date of termination.

6.                                       Except as expressly provided for in this Amendment, no other term or provision of the Prior Agreement is amended or modified in any respect.

(Signature Page Follows)

In witness whereof, the parties have executed this Agreement on the day and year first above written.

GUITAR CENTER, INC.

By:	/Bruce Ross
Name: Bruce Ross
Title: Chief Financial Officer

EXECUTIVE

/Larry Thomas
Larry Thomas